Exhibit 10.13(c)

SECOND AMENDMENT TO

AMENDED AND RESTATED PHANTOM EQUITY INVESTMENT AGREEMENT

This Second Amendment To Amended and Restated Phantom Equity Investment Agreement (this “Amendment”) is made effective as of December 27, 2019 (the “Amendment Effective Date”) by and among (a) Frontier Airlines, Inc., a Colorado corporation (the “Company”), (b) Frontier Group Holdings, Inc., a Delaware corporation, formerly known as Falcon Acquisition Group, Inc. (“Falcon”), and (c) FAPAInvest, LLC, a Colorado limited liability company (“FAPAInvest”), acting as agent for and on behalf of Participating Pilots (collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

R E C I T A L S

The Company, Falcon and FAPAInvest previously entered into an Amended and Restated Phantom Equity Investment Agreement dated December 3, 2013, as amended on December 20, 2016 (the “Agreement”); and

The Parties hereto wish to amend the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Applicable Time Period. Section 1.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.3 “Applicable Time Period” means June 24, 2011 through December 31, 2016.”

2. Valuation Firm. Section 1.6(iii) of the Agreement is hereby modified and amended with the following:

“(iii) in any other event, the fair market value per share of the Common Stock determined by Armanino, LLP (the “Falcon Valuation Firm”) and, solely to the extent FAPAInvest does not agree with using the Falcon Valuation Firm, by an accounting firm, valuation firm or other firm providing similar valuation services that is of recognized standing nationally in the United States designated by FAPAInvest (the “FAPAInvest Valuation Firm” and, each of the Falcon Valuation Firm and the FAPAInvest Valuation Firm, a “Valuation Firm”).”

For the avoidance of doubt, the last three sentences of Section 1.6 shall remain unchanged.

3. Information Delivery. The portion of Section 2.3(b) that precedes subsection (i) is hereby deleted and replaced with the following:

“No later than thirty days after the Amendment Effective Date, the Company shall deliver to FAPAInvest accurate and complete information (collectively, “Information”) setting forth”

4. Indemnification. The following shall be inserted in the Agreement immediately following the last sentence of Section 2.3(b):

“FAPAInvest will indemnify, defend and hold harmless the Company, Falcon and their respective affiliates and their respective shareholders, members, partners, directors, managers, officers, employees, affiliates, agents and advisors from and against any damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys, accountants, consultants and other professionals incurred in the investigation or defense thereof or the enforcement of rights hereunder (collectively “Damages”) relating to or resulting from any claim made by any Participating Pilot or group of Participating Pilots to the extent relating to his, her or their allocation of the amounts payable on the 2020 Payment Date and 2022 Payment Date as set forth in the Allocation Schedule. The Parties agree that a minimum of $3 million from the 2020 payment will be set aside by FAPAInvest in accordance with Section 2.2(b) of this Agreement until the 2022 Payment Date. At the 2022 Payment Date, sufficient amounts of those funds will be retained, plus any funds required from the Reduction Amount to equal three times (3X) any unreleased or otherwise unresolved claim amounts plus an additional $1,000,000 for surety until all claims are resolved, which funds will be held in an escrow account mutually identified by the Company and FAPAInvest accessible solely to resolve claims and fund administrative costs and the foregoing indemnification obligation (collectively, “Reserved Obligations”). Falcon and the Company will indemnify, defend and hold harmless FAPAInvest and its respective affiliates and their respective shareholders, members, partners, directors, managers, officers, employees, affiliates, agents and advisors from and against any Damages relating to or resulting from any inaccuracy in the Information (including Uniformed Services Employment and Reemployment Rights Act and job classification related claims) in connection with the determination of the allocation of the amounts payable on the 2020 Payment Date and 2022 Payment Date as set forth in the Allocation Schedule.”

5. Payments Requirements. Section 2.4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Each Participating Pilot who has provided the Parties a Release in accordance with Section 2.4(d) of this Agreement, shall be paid the amount set forth in such Participating Pilot’s Release as the amount to be paid on the 2020 Payment Date (as defined below), such payment to be made in a single cash lump sum, less withholding taxes, authorized deductions and amounts set aside by FAPAInvest in accordance with Sections 2.2(b) and 2.3(b) of this Agreement, on or before the date (the “2020 Payment Date”) that is the later of (i) 15 days after the date FAPAInvest provides the Allocation Schedule to the Company and (ii), solely with respect to a Participating Pilot who is no longer employed by the Company, 15 days after the date FAPAInvest provides the Company the information necessary for the Company to make payment to the Participating Pilot and the Participating Pilot has provided the Company any tax forms required for the Company to pay the Participating Pilot. In 2022, each Participating Pilot who has provided the Parties a Release in accordance with Section 2.4(d) of this Agreement, shall be paid the amount calculated by multiplying the percentage set forth in such Participating Pilot’s Release as such Participating Pilot’s percentage interest for the 2022 Payment Date (as defined below) times the aggregate amount payable on the 2022 Payment Date, such payment to be made in a single cash lump sum, less withholding taxes, authorized deductions and amounts set aside by FAPAInvest in accordance with Sections 2.2(b) and 2.3(b) of this Agreement, on or before the date (the “2022 Payment Date”) that is the later of (i) 15 days after the Parties mutually agree on the amount to be set aside in accordance with the penultimate sentence of Section 2.3(b) of the Agreement and (ii), solely with respect to a Participating Pilot who is no longer employed by the Company, 15 days after the date FAPAInvest provides the Company the information necessary for the Company to make payment to the Participating Pilot and the Participating Pilot has provided the Company any tax forms required for the Company to pay the Participating Pilot. As soon as administratively practicable following the date on which the Reserved Obligations have been fully satisfied (the “Final Payment Date”), each Participating Pilot who has provided the Parties a Release in accordance with Section 2.4(d) of this Agreement, shall be paid the amount calculated by multiplying the percentage set forth in such Participating Pilot’s Release as such Participating Pilot’s percentage interest for the 2022 Payment Date times the aggregate amount payable on the Final Payment Date, such payment to be made in a single cash lump sum, less withholding taxes and authorized deductions.”

6. Payment Requirements. New Section 2.4(d) is inserted into the Agreement, to read in its entirety as follows:

“(d) Payment Requirements. Prior to the payment of any amount under this Agreement to a Participating Pilot, the Participating Pilot must provide a written acknowledgement and release (the “Release”) to the Parties in a form mutually acceptable to the Parties. The Release will include an acknowledgement of the amount to be paid on the 2020 Payment Date and the percentage interest of the amount to be paid on the 2022 Payment Date, and will release the Parties from any liability under this Agreement, as amended, other than payment of the amount payable on the 2020 Payment Date and the percentage interest in the amount payable on the 2022 Payment Date, in each case, as set forth in the Release.”

7. Reduction Amount. Schedule 2.4(b)(ii)(y) shall be deleted in its entirety and replaced with the following:

“(y) $21,759,734 (the “Reduction Amount”).”

8. Administrative Costs. As soon as administratively practicable following the Amendment Effective Date, the Company shall remit $2,500 to FAPAInvest. The Parties agree that the Parties shall equally share up to a maximum of $ 10,000 of the out of pocket administrative costs associated with distributing and procuring Releases.

9. Non-Disclosure Carve-Out. As soon as administratively practicable following the Amendment Effective Date, the Parties hereby agree to negotiate a reasonable carveout from the Non-Disclosure Agreement entered into as of December 3, 2014 among Falcon, FAPAInvest, Brandt Burns, Jeff Thomas and Shane Newman (the “NDA”) to permit the parties to the NDA to share financial information regarding Falcon and Frontier solely to the extent necessary to evaluate the aggregate amounts payable under the Agreement. At a minimum, FAPAInvest shall be entitled to provide information regarding the December 31, 2019 Valuation(s), the Reduction Amount, illustrative examples of the amounts payable to individual Participating Pilots and the methodologies employed in determining the amounts payable to the Participating Pilots.

10. Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

11. Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in the Agreement shall include the terms contained in this Amendment.

12. Conflicting Provisions. In the event of any conflict between the original terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

[Signature Page Follows]

SECOND AMENDMENT TO

AMENDED AND RESTATED PHANTOM EQUITY INVESTMENT AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

FRONTIER AIRLINES, INC.

By:	/s/ Howard Diamond
	Name:	Howard Diamond
	Title:	General Counsel

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Howard Diamond
	Name:	Howard Diamond
	Title:	General Counsel

FAPAINVEST, LLC, as agent for Participating Pilots

By:	/s/ Jeff Thomas
	Name:	Jeff Thomas
	Title:	Member